Exhibit 99.1

EXHIBIT 99.1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Ordinary Shares, no par value, of Cenntro Electric Group Limited ACN 619 054 938, an Australian public limited company, is being filed and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: January 12, 2022

Cenntro Enterprise Limited

By: /s/ Peter Z. Wang
Name: Peter Z. Wang
Title: Sole Director

Trendway Capital Limited

By: /s/ Peter Z. Wang
Name: Peter Z. Wang
Title: Sole Director

Peter Z. Wang

/s/ Peter Z. Wang